Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of this statement on Schedule 13D (including any and all amendments thereto) with respect to the ordinary shares, par value US$0.0001 each, of China Zenix Auto International Limited, a British Virgin Islands company, and to the filing of this agreement as an exhibit thereto. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement as of December 20, 2012.

Jianhui Lai

By:	/s/ Jianhui Lai

Newrace Limited

By:	/s/ Junqiu Gao
Name: Junqiu Gao
Title: Director